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                                   EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                    Computation of Earnings Per Common Share


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
                                                                           Quarters Ended                      Six Months Ended
                                                                              June 30                              June 30
           EARNINGS      (in millions)                                     1996            1995              1996             1995
           --------                                                        ----            ----              ----             ----

1.         Net income                                                 $     178       $     133         $     295       $      259

2.         Less: Preferred dividends                                          9               9                19               19
                                                                        -------         -------           -------          -------
3.         Net income applicable to primary and fully diluted
             earnings per common share                                $     169       $     124               276       $      240
                                                                        =======         =======           =======          =======

           SHARES       (in thousands)
           ------

4.         Weighted average number of common shares outstanding         109,725         111,369           110,380          109,335

5.         Incremental shares from assumed exercise
             of dilutive stock options as of the beginning
             of the period using the treasury stock method                1,528           1,564             1,684            1,605

6.         Incremental shares from assumed conversion
             of debentures at date of issuance                                                                               1,778
                                                                        -------         -------           -------          -------

7.         Adjusted number of common shares                             111,253         112,933           112,064          112,718
                                                                        =======         =======           =======          =======

           PER SHARE CALCULATION
           ---------------------

8.         Primary net income per common share                        $    1.54       $    1.11         $    2.50       $     2.19
           (Item 3/Item 4)

9.         Fully diluted net income per common share                  $    1.52       $    1.10         $    2.46       $     2.14
           (Item 3/Item 7)
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